ZAIS Financial Corp.

CODE OF CONDUCT AND ETHICS

Introduction

High ethical standards are essential for the success of the ZAIS Financial Corp., its subsidiaries and affiliates (the "Company"). All of us within the Company are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of the Company ahead of our own. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty, and trust. This Code of Conduct and Ethics (the "Code") embodies the commitment of the Company to enhance its reputation. As and to the extent set forth herein, this Code applies to (i) all of the Company’s directors, officers and employees, (ii) any independent contractor who has access to systems maintained by the Company or ZAIS Group, LLC, the managing member of the Advisor ("ZAIS") and who is designated by the Compliance Officer as a Covered Person, (i) the officers and employees of ZAIS REIT Management, LLC (the "Advisor"), (iv) the officers and employees of ZAIS and (v) any other officers and employees of ZAIS or the Advisor who provide services to the Company or to the Advisor in respect of the Company (collectively, "Covered Persons").

This Code of Conduct is intended to meet the standards for a code of ethics under the Sarbanes-Oxley Act of 2002, as amended, and the listing standards of the New York Stock Exchange (the "NYSE").

All Covered Persons should make efforts to avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of the Company.

At all times, the Company and all Covered Persons must:

  Place the Company’s interests ahead of their own – Covered Persons must serve in the Company’s best interests. In other words, Covered Persons may not inappropriately benefit at the expense of the Company.

  Avoid conflicts arising from personal investment activities – Engage in personal investing that is in full compliance with the Company’s Policies and Procedures Governing Personal Securities Transactions which are fully incorporated into this Code.

  Maintain full compliance with the Laws, Rules and Regulations – Covered Persons must abide by all applicable laws and regulations, including Federal Securities Laws, and the rules, regulations, and applicable listing standards of the NYSE. "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the investment Company Act of 1940, the Investment Advisers Act of 1940, and any other applicable statutes, rules, and regulations.

Questions About The Code; Reporting Suspected Violations

Any questions about how to interpret this Code should be raised with the Compliance Officer who shall be the chief compliance officer of ZAIS or such other officer as may be designated by the board of directors of the Company (the "Board"). The Compliance Officer shall report to the President of the Company and the Audit Committee. The contact information for the Compliance Officer designated for purposes of enforcing this Code can be found on Schedule A.

To the extent possible, the Company will endeavor to keep confidential the identity of anyone reporting a violation of this Code. The Company will also keep confidential the identities of Covered Persons about whom allegations of violations are brought, unless or until it is established that a violation has occurred. Any kind of retaliation against Covered Persons for raising these issues is strictly prohibited and will not be tolerated.

Fair Dealing

The Company aims to succeed through ethical business competition and does not seek competitive advantages through illegal or unethical business practices. Covered Persons should endeavor to deal fairly with the Company’s service providers, suppliers, competitors and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Books and Records

Each Covered Person must complete all documents relating to the Company’s business accurately and in a timely manner. When applicable, documents must be properly authorized. The Company’s financial activities must be recorded in compliance with all applicable laws and accounting standards. The making of false or misleading entries, records or documentation is strictly prohibited. Covered Persons must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Confidentiality

One of the Company’s most important assets is its confidential corporate information. The Company’s legal obligations and its competitive position often mandate that this information remain confidential.

Confidential corporate information relating to the Company’s financial performance (e.g., quarterly financial results of the Company’s operations) or other transactions or events can have a significant impact on the value of the Company’s securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

Covered Persons must not disclose confidential corporate information to anyone outside the Company, except for a legitimate business purpose (such as contacts with the Company’s accountants or its outside lawyers). Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information. Covered Persons’ obligation to safeguard confidential corporate information continues even after they leave the Company.

The same rules apply to confidential information relating to other companies with which the Company does business. In the course of the many pending or proposed transactions that this Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which Covered Persons may have access. This could include "material" information that is likely to affect the value of the securities of the other companies.

Covered Persons who learn material information about lenders, customers, venture partners, acquisition targets or competitors through their work at the Company must keep it confidential and must not buy or sell stock in such companies until after the information becomes public. Covered Persons must not give tips about such companies to others who may buy or sell the stocks of such companies.

Insider Trading

Covered Persons are prohibited by the Company policy and by law from inappropriately buying or selling publicly-traded securities when in possession of "material non-public information" regarding such securities. There are, however, very limited exceptions for trades made pursuant to a pre-existing, pre-approved trading plan adopted pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934 (17 C.F.R. Section 240.1065-1(c)) for example. This conduct is known as "insider trading." Passing material non-public information on to someone who may buy or sell securities – known as "tipping" – is also illegal. Information is considered "material" if a reasonable investor would consider it important in arriving at a decision to buy, sell or hold securities.

The Company may make investment decisions on the basis of conclusions formed through contacts and analysis of publicly-available information regarding foreign and U.S. companies. Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person becomes aware of material, non-public information about publicly traded companies. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Covered Person should contact the Compliance Officer immediately if he or she believes that he or she may have received material, non-public information about a company.

Use of Expert Networks

The Company generally does not utilize expert networks. However, the use of expert networks has been identified by the SEC as having the potential for the misuse of material non-public information. As a result, all Covered Persons must receive permission from the Compliance Officer (or in his or her absence, the General Counsel to ZAIS) before engaging the services of an expert network. Expert network firms will be screened to ensure that the expert network employs reasonable practices, compliance programs and screening processes to avoid the misuse of material non-public information. Approvals will be based on the expert providing assurances that:

  The expert understands that the Company does not wish to receive any material non-public information;
  The expert has not breached, and will not breach, any confidential agreement or legal duty the expert has to any party;
  That no other party has breached a legal duty in providing the information to the expert;
  That the expert is not an employee, affiliate or supplier of the subject issuer and did not pay any employee, affiliate or supplier of the subject issuer in exchange for information; and
  The information the expert will provide was not obtained, directly or indirectly, by anyone who would not be able to provide each of the foregoing assurances.

Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of policy, unless they have been waived by the Company in accordance with the Code. In particular, a Covered Person must never use or attempt to use his or her position to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity. Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, to the extent possible, be avoided.

Any Covered Person who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or perceived conflict of interest should discuss the matter promptly with the Compliance Officer.

Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Covered Persons are prohibited from personally taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and such opportunity was declined. More generally, Covered Persons are prohibited from using corporate property, information or position for personal gain or competing with the Company. Notwithstanding the foregoing, it is acknowledged that ZAIS serves as the investment adviser to the Matrix V series of funds and Matrix VI series of funds and that ZAIS and its affiliates may also, now or in the future, invest for their own respective accounts or for the accounts of others utilizing investment strategies and investment policies the same as or substantially similar to that of the Company (such accounts and funds are collectively referred to herein as the "Other Clients"). The Advisor intends to allocate investment opportunities to the Company and the Other Clients in a fair and equitable manner, on a pro-rata basis, consistent with the Company's and the Other Clients' investment objectives and approaches. Pro-rata allocations may be modified for constraints unique to the allocation account such as portfolio concentrations, tax consequences, regulatory restrictions or liquidity requirements, among others. The allocation of individual investments shall be specifically documented and retained on record. It is further acknowledged that actions by ZAIS or the Advisor in respect of such Other Clients, including allocating investment opportunities to such Other Clients as described above, shall not be deemed to be personally taking a business opportunity for themselves, competing with the Company or putting personal interests and personal gains ahead of those of the Company in violation of the Code.

Sometimes the line between personal and firm benefits is difficult to draw, and sometimes both personal and firm benefits may be derived from certain activities. The only prudent course of conduct for any Covered Person is to make sure that any use of firm property or services that is not solely for the benefit of the Company is approved beforehand by the Board, which shall report any such determination to the Compliance Officer.

Accounting Matters

     1. Internal Accounting Controls

The Company places the highest priority on “best practices” disclosure. The Company’s annual reports, quarterly reports and press releases, and other public disclosure of the Company’s financial results, reflect how seriously it takes this responsibility.

Covered Persons share this responsibility with the Advisor and the Board and must help maintain the integrity of the Company’s financial records. The Company trusts that Covered Persons understand that protecting the integrity of its information gathering, information quality, internal control systems and public disclosures is one of the highest priorities it has as a firm.

If a Covered Person observes conduct that causes them to question the integrity of the Company’s internal accounting controls and/or disclosure, or if they otherwise have reason to doubt the accuracy of Company’s financial reporting, it is imperative that such concerns are brought to the Company’s attention immediately. In accordance with the Company’s “Whistleblowing Procedures for Accounting and Auditing Matters and Code of Conduct and Ethics Violations” policy, Covered Persons should promptly report any concerns to any member of the Audit Committee of the Board or the Compliance Officer. If any Covered Person is not comfortable providing their name, they may report anonymously. Any kind of retaliation against Covered Persons for raising these issues is strictly prohibited and will not be tolerated.

     2. Improper Influence on the Conduct of Audits

It is unlawful for Covered Persons, or any other person acting under the direction of any such persons, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code. Any Covered Person who engages in such conduct will be subject to sanctions under this Code, in addition to potential civil and criminal liability.

Use And Protection Of Company Assets

Proper use and protection of the Company’s assets is the responsibility of all Covered Persons. Company facilities, materials, equipment, information and other assets should be used only for conducting the Company’s business and are not to be used for any unauthorized purpose. Covered Persons should guard against waste and abuse of Company assets in order to improve the Company’s productivity.

Outside Business Activities

Unless otherwise prohibited by a non-competition, non-solicitation, confidentiality or intellectual property agreement, the Company recognizes the right of employees to engage in activities outside of their employment that are of a private nature and do not conflict with the Company’s interests. Certain outside business activities are prohibited. Generally, included in the category of prohibited outside business activities are those that:

  prevent the employee from fully performing work for which he or she is employed in relation to the Company, including overtime assignments;
  involve organizations that engage in business that is competitive with that conducted by the Company;
  require the employee to directly or indirectly provide services in any capacity which are comparable with the services the employee provides to the Company, the Advisor or their affiliates;
  involve organizations that are doing or seek to do business with the Company (other than the Advisor or its affiliates), including actual or potential vendors, clients, investors, or recipients of investments; or
  violate provisions of law or the Company’s policies or rules.

An employee who engages in an outside business activity must not transmit material non-public information between the Company and the outside entity. If participation in the outside business activity results in the employee’s receipt of material non-public information that could reasonably be viewed as relevant to the Company’s business activities, the employee must discuss the scope and nature of the information flow with the Compliance Officer. Similarly, if an employee engages in an outside business activity and subsequently becomes aware of a material conflict of interest that was not present or not known when the employee first became involved with the outside business activity, the conflict must be promptly brought to the attention of the Compliance Officer.

An employee is prohibited from representing that the Company supports or sponsors any activity outside of the Company unless the employee receives prior approval from the President of the Company. In particular, an employee may not use a Company business card or stationery in connection with any outside business activities. An employee may not use the name of the Company to raise contributions for any not-for-profit or charitable organization without specific approval of the President of the Company.

Service on Boards of Directors

Officers and employees of the Company shall not serve as a director, or in a similar position, on the board of any company (other than not-for-profit and other charitable entities) unless they have received written approval from the Compliance Officer, or in the case of the Compliance Officer, from the Chief Executive Officer of the Company. While serving as a director or in a similar position for not-for-profit or other charitable entities does not have to be pre-cleared, employees must disclose any potential conflicts of interest to the Compliance Officer. Independent directors of the Company shall promptly notify the Compliance Officer and Secretary of the Company of any directorship or similar position on the board of any company (including not-for-profit and other charitable entities).

Limitations on Personal Securities Transactions

Potential conflicts of interest may arise in connection with the personal trading activities of Covered Persons. The Company allows Covered Persons to maintain personal securities accounts provided any personal investing by a Covered Person in any accounts in which the Covered Person has a beneficial interest, including any accounts for any immediate family or household members, is consistent with any fiduciary duties owed to the Company and consistent with regulatory requirements. Accordingly, the Company has adopted certain policies and procedures governing personal securities transactions containing provisions designed to (1) prevent improper personal trading; (2) identify conflicts of interest; and (3) provide a means to address any actual or potential conflict of interest. The Policies and Procedures Governing Personal Securities Transactions are attached as Exhibit A hereto. Additionally, the Company has an Insider Trading Policy relating to trading in the Company's securities.

If a Covered Person has any doubt as to the propriety of any activity, he or she should consult with the Compliance Officer, who is charged with the administration of the Policies and Procedures Governing Personal Securities Transactions. Each officer and employee of the Company must identify any personal investment accounts and report all reportable transactions and investment activity on at least a quarterly basis to ZAIS’s Compliance Department.

Disclosure of Securities Holdings and Business Activities

Within ten days of commencing employment with the Company , and annually thereafter, all officers and employees of the Company shall submit a statement to the Compliance Officer listing all of the (i) securities in which he or she or any related person has any beneficial ownership, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which such officer or employee has any beneficial ownership, and the name of the broker, dealer or bank in which the securities are held; (ii) business activities in which the employee has a significant role, including any service on the board of directors of a company and (iii) the names of any brokerage firms or banks where such officer or employee maintains an account in which securities are held. Thirty days after each quarter-end, such officers and employees with securities holdings must submit a statement of accounts or verification of no activity to the Compliance Officer. Initial and annual statements submitted must be current as of a date of no more than forty-five days prior to submission.

Interacting With Government

1. Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, which may be provided to government officials and government employees. The Company and Covered Persons are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families on behalf of the Company without prior written approval from the Compliance Officer or ZAIS’s Legal Department.

2. Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, a Covered Person must notify the Compliance Officer or ZAIS’s Legal Department before engaging in any activity on behalf of the Company that might be considered "lobbying" as described above.

3. Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act (the "FCPA"), and the laws of many other countries prohibit the Company and all Covered Persons or agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency, or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give "anything of value." Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors, or other third parties are also prohibited. The Company and Covered Persons cannot avoid liability by "turning a blind eye" when circumstances indicate a potential violation of the FCPA.

The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits "facilitating" payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what a permissible "facilitating" payment is involves difficult legal judgments. Therefore, Covered Persons must obtain permission from the Compliance Officer or ZAIS’s Legal Department before making any payment or gift thought to be exempt from the FCPA.

Responding to Inquiries from the Press and Others

Only official Company spokespersons may issue press releases or speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative (such as at conferences and seminars) unless specifically authorized to do so in the course of his or her duties. Requests for financial or other information about the Company from the media, the press, the financial community, or the general public should be referred to ZAIS's Client Relations Department.

Responding to Inquiries from the Government or Other Regulatory Authorities

All requests for information from any regulatory organization or the government should be referred promptly to the Compliance Officer, or in his or her absence the General Counsel of ZAIS.

Gifts and Entertainment

Officers and employees of the Company may accept gifts or entertainment valued at $100 or less from any person or company that does business with the Company or the Advisor or is seeking to do business with the Company or the Advisor. Officers and employees of the Company are required to report to the Compliance Officer the receipt of any gift or entertainment greater than $100 in value. Unsolicited business entertainment, including meals or tickets to cultural and sporting events, are permitted if they are not so frequent or of such high value as to raise a question of impropriety. In its sole discretion, if the Company believes that any gift raises a question of impropriety, the Company retains the right to force the recipient to return such gift.

When an officer or employee of the Company is providing a gift, entertainment or other accommodation in connection with the Company’s business, he must do so in a manner that is in good taste and without excessive expense. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. Officers and employees are prohibited from providing gifts or anything of value to government officials or employees or members of their families without prior written approval from the Compliance Officer or ZAIS’s Legal Department. For more information, see the section of this Code regarding Interacting with Government.

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

If a Covered Person encounters an actual or potential conflict of interest, faces a situation where declining the acceptance of a gift may jeopardize a relationship with the Company, are requested to pay a bribe or provide a kickback, or encounter a suspected violation of this policy, the Covered Person must report the situation to the Compliance Officer or ZAIS’s Legal Department immediately.

Equal Employment Opportunity

Equal Employment Opportunity has been, and will continue to be, a fundamental principle at the Company, where employment is based upon personal capabilities and qualifications without discrimination because of race, creed, religion, sex, age, color, national origin or ancestry, nationality, disability, marital status, civil union status, domestic partnership status, affectional or sexual orientation, gender identity or expression, pregnancy, atypical hereditary cellular or blood trait, genetic information, refusal to submit to a genetic test or to make available the results, union affiliation, veteran status or military service, or any other characteristic protected by law. The Company prohibits and will not tolerate any such discrimination or harassment.

This policy on Equal Employment Opportunity applies to all policies and procedures relating to recruitment and hiring, compensation, benefits, termination, and all other terms and conditions of employment.

Reporting Code Violations

Covered Persons should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Covered Person who becomes aware of any existing or potential violation of this Code should promptly notify the Compliance Officer or should report such potential violation pursuant to the Company's “Whistleblowing Procedures for Accounting and Auditing Matters and Code of Conduct and Ethics Violations” policy. Each Covered Person has a responsibility to report any violations of this Code, including: fraud or illegal acts involving any aspect of the Company’s business; noncompliance with applicable laws, rules, and regulations; intentional or material misstatements in the Company’s regulatory filings, internal books and records; or activity that is harmful to the Company. Deviations from controls or procedures that safeguard the Company, including its assets, should also be reported. Reported violations of the Code will be investigated and appropriate action will be taken. Each Covered Person can report confidentially any violations of the Code, or ask questions regarding any possible violation of it, to the Compliance Officer.

In dealing with any issues arising under, or relating to, the Code, the Compliance Officer shall, to the extent necessary or appropriate, report to and/or confer with the Board and/or any of its committees. If any Covered Person is not comfortable in doing so for any reason, or if he or she feels appropriate action is not being taken, they should contact the Company’s Chief Executive Officer or the Chairman of the Board’s Nominating and Corporate Governance Committee or Audit Committee, as appropriate. No Covered Person shall be required to identify themselves when reporting a violation.

Waivers

Any waiver of the Code for executive officers or directors of the Company may be made only by the Board, or by a committee of the Board specifically authorized for this purpose, and material waivers must be promptly disclosed to the Company’s stockholders. Waivers of the Code for Covered Persons other than executive officers or directors of the Company may be made by the Chief Executive Officer or President of the Company, but only upon such Covered Persons making full disclosure in advance of the transaction in question. The Code may be amended or modified at any time by the Board. The Compliance Officer shall be advised of any waiver pursuant to this section.

Acknowledgement

The Compliance Officer shall annually distribute a copy of this Code of Conduct and Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Conduct and Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Conduct and Ethics by signing the form of acknowledgement attached as Exhibit B or such other form as may be approved by the Compliance Officer.

Exhibit A

Policies and Procedures Governing Personal Securities Transactions

Responsibility

The Compliance Officer has the responsibility for the implementation and monitoring of ZAIS Financial Corp.’s policies and procedures on personal securities transactions and activities, practices, disclosures and recordkeeping. Capitalized terms used herein without definitions have the meanings ascribed to them in the Code of Conduct and Ethics of ZAIS Financial Corp.

Procedure

I. Definitions

1.	Access Person means (i) any member, officer, or employee of the Company or the Advisor, or other person who provides investment advice to the Company or on behalf of the Advisor and is subject to the supervision and control of the Company or the Advisor and (ii) who has access to non-public information regarding any the Company's purchase or sale of securities, or non-public information regarding portfolio holdings of the Company or who is involved in making securities recommendations to the Company (or who has access to such recommendations that are non-public).

2.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

3.	Covered Person means (i) all of the Company’s directors, officers and employees, (ii) any independent contractor who has access to systems maintained by the Company or ZAIS Group, LLC, the managing member of the Advisor ("ZAIS") and who is designated by the Compliance Officer as a Covered Person, (iii) officers and employees of ZAIS REIT Management, LLC (the "Advisor"), (iv) the officers and employees of ZAIS and (v) any other officers and employees, of ZAIS or the Advisor who provide services to the Company or to the Advisor in respect of the Company.

4.	Personal Account means any account in which an Access Person has any beneficial ownership.

5.	Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act (15 U.S.C. 801:1-2(a)(18)), except that it does not include:

	a.	Direct obligations of the Government of the United States;
	b.	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
	c.	Shares issued by money market funds;
	d.	Shares issued by open-end funds other than funds managed by the Company or the Advisor or funds whose adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company (each a "reportable fund"); and
	e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

II. Applicability of Policies and Procedures Governing Personal Securities Transactions

1.	Personal Accounts of Access Persons. These Policies and Procedures Governing Personal Securities Transactions apply to all Personal Accounts of all Access Persons.

2.	A Personal Account also includes an account maintained by or for:
  An Access Person’s spouse and minor children;
  Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;
  Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;
  Any trust or other arrangement which names the Access Person as a beneficiary or remainderman; and
  Any partnership, corporation, trust or other entity in which the Access Person has a 25% or greater beneficial interest, or which the Access Person exercises effective control.

A comprehensive list of all Access Persons and Personal Accounts will be maintained by ZAIS’s Compliance Department.

III. Restrictions on Personal Investing Activities

1.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in these Policies and Procedures Governing Personal Securities Transactions or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions. An Access Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction for himself or for those persons or entities listed in Section II(2) above involving limited offerings (i.e., private placements) or initial public offerings. The Compliance Officer may approve the transaction if he concludes that the transaction would comply with the provisions of these Policies and Procedures Governing Personal Securities Transactions and is not likely to have any adverse economic impact on the Company. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction in the form attached hereto as Attachment A hereto or such other form as may be approved by the Compliance Officer. Any approval given under this paragraph will remain in effect for three (3) business days.

3.	Initial Public Offerings. An Access Person shall not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without preclearance as provided in paragraph 2 of this Section.

4.	Private Placements and Investment Opportunities of Limited Availability. An Access Person shall not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for the Company and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Company.

IV. Exceptions from Preclearance Provisions

In recognition of the de minimis or involuntary nature of certain transactions, this Section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Policies and Procedures Governing Personal Securities Transactions will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section III(2):

1.	Purchases or sales of securities with respect to which an Access Person has (or by reason of such transaction would have) no beneficial ownership;

2.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

3.	Transactions in, and holdings of, securities issued by the United States Government, shares of open-end investment companies, bank certificates of deposit and money market instruments; and

4.	Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party). If an Access Person wishes to take advantage of this provision, the Compliance Officer shall be given a written representation from the Access Person to the effect that the Access Person will not have any direct or indirect influence or control over the account.

V. Reporting

1.	Copies of Account Statements to the Company. All Access Persons must submit to the Compliance Officer, or his designee, copies of all monthly and quarterly brokers’ account statements of their securities transactions no later than 30 days after the end of each calendar quarter. Transactions in securities that are not held in a brokerage account (e.g., a subscription to a private fund) must also be reported.

2.	Disclosure of Securities Holdings and Business Activities. All Access Persons shall, within 10 days of commencement of employment with the Company, submit an initial statement to the Compliance Officer, or his designee, listing all of the (i) securities in which the Access Person has any beneficial ownership, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any beneficial ownership), and the name of the broker, dealer or bank in which the securities are held; (ii) business activities in which the Access Person has a significant role, including any service on the board of directors of a company and (iii) the names of any brokerage firms or banks where the Access Person maintains an account in which securities are held. The initial statement must be submitted no later than 10 days after the date that the person becomes an Access Person, must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of the Company. Access Persons shall annually submit to the Compliance Officer, or his designee, an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted.

3.	Exceptions to Reporting Requirements. An Access Person does not need to submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

4.	Access Persons must report immediately any suspected violations to the Compliance Officer.

VI. Recordkeeping

The Compliance Officer, or his designee, shall keep in an easily accessible place for at least five (5) years (from the end of the year in which such documents were created or modified) copies of these Policies and Procedures Governing Personal Securities Transactions, all periodic statements and reports of Access Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgements and other memoranda relating to the administration of these Policies and Procedures Governing Personal Securities Transactions. All periodic statements of Access Persons may be kept electronically in a computer database.

VII. Oversight of Policies and Procedures Governing Personal Securities Transactions

1.	Acknowledgement. The Compliance Officer shall annually distribute a copy of these Policies and Procedures Governing Personal Securities Transactions to all Access Persons. The Compliance Officer will also distribute promptly all amendments to these Policies and Procedures Governing Personal Securities Transactions. All Access Persons are required annually to sign and acknowledge their receipt of these Policies and Procedures Governing Personal Securities Transactions, as well as the Code of Conduct and Ethics by signing the form of acknowledgement attached as Attachment B or such other form as may be approved by the Compliance Officer.

2.	Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a periodic basis. Any Covered Person transactions that are believed to be a violation of these Policies and Procedures Governing Personal Securities Transactions will be reported promptly to the Compliance Officer. The Chief Executive Officer of the Company will review the Compliance Officer’s preclearance requests, and the Compliance Officer shall review the Chief Executive Officer's preclearance requests.

3.	Sanctions. The Company’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of these Policies and Procedures Governing Personal Securities Transactions has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of these Policies and Procedures Governing Personal Securities Transactions if the Compliance Officer determines that such exemption would not be against any interests of the Company. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reason for the exemption.

VIII. Confidentiality

All reports of personal securities transactions and any other information filed pursuant to these Policies and Procedures Governing Personal Securities Transactions shall be treated as confidential to the extent permitted by law.

Attachment A to Policies and Procedures Governing Personal
Securities Transactions

PRECLEARANCE FORM
FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Preclearance Form prior to engaging in any personal transaction in an initial public offering or an investment opportunity of limited availability, such as a private placement (unless excepted by the Policies and Procedures Governing Personal Securities Transactions).

Investment Information
Issuer:
Equity Investment:	Common ☐	Preferred ☐

Partnership/LLC Investments:	% Interest:
Number of shares:	Common:
Preferred:
Debt:
Debt Investments:	Interest Rate %:	Maturity Date:

Transaction Information
Transaction Type:	Purchase ☐ Sale ☐
Estimated Trade Date:
Estimated Price:
Broker/Dealer:

Is the investment an initial public offering?		Yes ☐ No ☐

Is the investment a private placement or		Yes ☐ No ☐
investment opportunity of limited availability?

Representations and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material non-public information. I understand that preclearance will only be in effect for three (3) business days from the time of approval by the Compliance Officer.

Name (please print)	Signature

Dated:

Disposition of Preclearance Request:	Approved ☐ Denied ☐
Disposition	Date:

Exhibit B

Code of Conduct and Ethics Annual Certification

I acknowledge that I have received and read a copy of the ZAIS Financial Corp (the "Company") Code of Conduct and Ethics ("Code"), as of the date written below.

I agree to comply with the requirements as outlined in the Code. If there is any provision I do not understand, I will seek clarification from the Compliance Officer.

If any situation involving a conflict, potential conflict, or perceived conflict of interest or violation of the Code occurs before the next annual certification of the Code, I will report it immediately, as documented within the Code.

I understand that a violation of the Code may result in disciplinary action, including possible termination and/or legal action.

Similarly, I acknowledge that I have read a copy of the Company’s Insider Trading policy, as of the date this certification is submitted. I agree to abide by its requirements. If there is any provision I do not understand, I will seek clarification from the Compliance Officer.

I hereby certify that:

_____ I am not an Access Person as defined in the Policies and Procedures Governing Personal Securities Transactions attached to the Code (the “Personal Trading Policy”); or

_____ I am an Access Person as defined in the Personal Trading Policy during the year ended as of the date written below and

(1)	I have fully disclosed, as of the date of this certification, all Reportable Securities holdings in which any of the following (collectively, "Reporting Persons") has any beneficial interest (including those held by a Trust for their benefit): (i) the undersigned, (ii) the undersigned’s spouse and minor children, (iii) any individuals who live in the undersigned’s household and over whose purchases, sales or other trading activities the undersigned exercises control or investment discretion, (iv) all persons to whom the undersigned provides primary financial support and whose financial affairs the undersigned controls or for whom the undersigned provides discretionary advisory services, (v) any trust or other arrangement which names the undersigned as a beneficiary or remainderman, and (vi) any partnership, corporation, Trust or other entity in which the undersigned has a 25% or greater beneficial interest, or over which the undersigned exercises control;

(2)	I have provided copies of all statements regarding the Reportable Securities to the Compliance Officer;

     I have completed an accurate Annual Compliance Questionnaire; and

     I have complied with the Code in all other respects.

The undersigned also hereby certifies the following:

1. The undersigned serves on the board of directors, or other governing body, of, or has a significant role in the business activities of, the entities listed below (if none, state "None") [Note—do not include not-for-profit or other charitable entities, unless you believe a potential conflict of interest may exist or may appear to exist]:

2. Attached as Annex C hereto is a complete and accurate Annual Compliance Questionnaire.

To the extent the undersigned is an Access Person, he also hereby certifies the following:

1. Attached as Annex A hereto is a listing of all brokerage and other accounts (setting forth the account name and number and the name of the brokerage firm or bank where the accounts arc kept) in which any Reporting Persons has any beneficial interest (including those held by a Trust for their benefit).

2. Attached as Annex B hereto is a listing of all private investments in funds, partnerships, limited liability companies and other investment vehicles not held in a brokerage or securities account in which any Reporting Persons have any beneficial interest (including those held by a Trust for their benefit).

3. The brokers’ statements furnished to the Compliance Officer, together, in the case of private investments, with Annex B hereto, contain a listing of all Reportable Securities (as hereinafter defined) beneficially held by Reporting Persons as of the date written below (including those held by a Trust for their benefit). The listing sets forth for each Reportable Security, if applicable: title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each such security, and the name of the broker, dealer or bank in which the securities are held. As used herein, "Reportable Security" means a security as defined under the Securities Act of 1933, as amended, other than (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements), (iii) shares issued by money market funds, (iv) shares issued by open end funds other than funds managed by the Advisor or any affiliate thereof, and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed by the Advisor or any affiliate thereof.

4. The undersigned and/or any Reporting Person engaged in the following transactions during the past year (please provide date of transaction) involving private placements of securities (such as investments in limited partnerships or limited liability companies) or initial public offerings (if none, state "None"):

Name: ________________________________________________

Signature: _____________________________________________

Date: _________________________________________________

Annex A to Code of Conduct and Ethics Annual Certification

1. Brokerage and other accounts in which I have a beneficial interest:

2. Brokerage or other accounts beneficially held by my spouse or minor children (including those held by a trust for their benefit, whether or not I control that trust):

3. Brokerage or other accounts beneficially held by individuals in my household over whose trading activities I have control or investment discretion (including those held by a trust for their benefit, whether or not I control that trust):

4. Brokerage or other accounts beneficially held by individuals for whom I provide primary financial support and whose financial affairs I control or for whom I provide discretionary advisory services (including those held by a trust for their benefit, whether or not I control that trust):

5. Brokerage or other accounts beneficially held by a trust or other arrangement which name me as a beneficiary or remainderman:

6. Brokerage or other accounts held by any partnership, corporation or other entity in which I have a 25% or greater beneficial interest, or over which I exercise control:

Annex B to Code of Conduct and Ethics Annual Certification

(Note: include all investments in ZAIS Group-managed funds)

1. Private investments held personally:

2. Private investments beneficially held by my spouse or minor children (including those held by a trust for their benefit, whether or not I control that trust):

3. Private investments beneficially held by individuals in my household over whose trading activities I have control or investment discretion (including those held by a trust for their benefit, whether or not I control that trust):

4. Private investments beneficially held by individuals for whom I provide primary financial support and whose financial affairs I control or for whom I provide discretionary advisory services (including those held by a trust for their benefit, whether or not I control that trust):

5. Private investments beneficially held by a trust or other arrangement which names me as a beneficiary or remainderman:

6. Private investments beneficially held by any partnership, corporation or other entity in which I have a 25% or greater beneficial interest, or over which I exercise control:

Annex C to Code of Conduct and Ethics Annual Certification

Annual Compliance Questionnaire Supplement
Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.	Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to the Company, ZAIS, or the Advisor?
2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3.	Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to the Company, ZAIS, or the Advisor?
4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any client or investor?
5.	Do you or any members of your immediate family have any other business or personal relationship with the Company, ZAIS or the Advisor?
6.	Are you or any members of your immediate family employed by any government?
7.	Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit or charitable organizations)?
8.	Have you engaged in any business activities on behalf of the Company, ZAIS Group, or the Advisor and/or a client with a firm that employed you in the past?
9.	Have you engaged in any business activities on behalf of the Company, ZAIS, or the Advisor and/or a client with a firm that currently employs any individual that was employed by the Company, ZAIS, or the Advisor during the past 12 months?
10.	Are you aware of any conflicts of interest that have not already been disclosed to the Compliance Officer involving the Company, ZAIS, the Advisor, you or your immediate family members and any client or investor?
11.	Have you engaged in any business activities outside of the Company, ZAIS or the Advisor during the past 12 months?
12.	Have you complied with the Company’s requirements regarding outside employment activities?

13.	If you are an Access Person, have you and/or any Reporting Person engaged in any transactions during the past year involving private placements of securities (such as investment in limited partnerships or limited liability companies) or initial public offerings?
14.	Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the Compliance Officer? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)
15.	Have you improperly transmitted proprietary information between the Company and any prior employers or other individuals or entities?
16.
17.	In the past ten years, have you been convicted of or pled guilty or no contest in a domestic, foreign, or military court to any:

  Felony
  Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

18.	Are any felony or misdemeanor charges, as described above, currently pending?
19.	In the past ten years, has the SEC or the CFTC found you:

  To have made a false statement or omission?
  To have been involved in a violation of SEC or CFTC regulations or statutes?
  To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

20.	In the past ten years, has the SEC or the CFTC:
Entered an order against you in connection with investment-related activity? Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?
21.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

  Made a false statement or omission, or been dishonest, unfair, or unethical?
  Been involved in a violation of investment-related regulations or statutes?
  Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

22.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

  Entered an order against you in connection with an investment-related activity?
  Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

23.	In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

  Made a false statement or omission?
  Been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)?
  Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

24.	In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?
25.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?
26.	In the past ten years, has any domestic or foreign court:

  Enjoined you in connection with any investment-related activity?
  Found that you were involved in a violation of investment-related statutes or regulations?
  Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

27.	Are you now the subject of any proceeding that could result in a "yes" answer to any of the preceding questions?
New Employees should skip the remaining questions and explain any marks in shaded boxes below the table.
28.	During the past 12 months, have you reported all personal securities transactions in accordance with the Company’s reporting policies?
29.	During the past 12 months, have you reported gifts and entertainment in accordance with the Company’s reporting policies?
30.	During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?
31.	During the past 12 months, have you become aware of any violation of the Company’s Code of Conduct and Ethics that you did not disclose to the Compliance Officer?
32.	To the best of your knowledge, during the past 12 months, has the Company and its Employees (including yourself) complied with the Company’s written policies and procedures.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.